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            WINTHROP RESIDENTIAL ASSOCIATES II, A LIMITED PARTNERSHIP

                                 MARCH 31, 1997

SUPPLEMENTARY INFORMATION REQUIRED PURSUANT TO SECTION 9.4 OF THE PARTNERSHIP AGREEMENT

 1. Statement of Cash Available for Distribution for the three months ended March 31, 1997:

      Net Income                                                $2,531,000
          Add:  Depreciation                                        51,000
          Less: Extraordinary gain on extinguishment of debt    (2,522,000)
                Cash to reserves                                    (7,000)
                                                                ----------
          Cash Available for Distribution                       $   53,000
                                                                ==========
          Distributions allocated to General Partners           $    3,000
                                                                ==========
          Distributions allocated to Limited Partners           $   50,000
                                                                ==========


 2. Fees and other compensation paid or accrued by the Partnership to the general partners, or their affiliates, during the three months ended March 31, 1997:

    Entity Receiving                     Form of
      Compensation                    Compensation                     Amount
    ----------------                  ------------                     ------
  W.P. Management
  Co., Inc.             Property Management Fees                       $25,000

  General Partners      Interest in Cash Available for Distribution    $ 3,000

  WFC Realty Co., Inc.
  (Initial Limited
   Partner)             Interest in Cash Available for Distribution    $    20


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